Exhibit 99.1

Safety Shot Closes $5 Million No Warrant Private Placement Priced At-the-Market

JUPITER, FL – April 5, 2024, Safety Shot, Inc. (Nasdaq: SHOT) (The “Company” or “Safety Shot”) is pleased to announce a private placement (the “Offering”) of $5 million from a private institutional investor, Core 4 Capital Corp.

On April 4, 2024, Safety Shot raised gross proceeds of $5 million from the issuance of 2,369,668 shares at a price of $2.11 per share. No warrants were attached in the terms of the Offering. Safety Shot paid no commissions in connection with the financing and incurred minimal expenses. This is compared to most offerings that result in less than 90% of the proceeds actually going to the Company.

Safety Shot CEO Jarret Boon commented, “We are thrilled to announce this straight equity investment into the Company from a single institutional investor priced at market price. This no warrants private placement conveys that sophisticated investors are feeling confident about the Company and its new executive team.”

Proceeds from the private placement will be used for general corporate purposes and to primarily fund the continued advancement of the Company’s Safety Shot beverage, which is positioned to create its own product category—rapid alcohol detoxification—in the growing $1.56 billion alcohol detoxication market.

For media inquiries, please contact:

Medon Michaelides

Investor Relations

561-244-7100

Investors@drinksafetyshot.com

Forward-Looking Statements: This press release may contain forward-looking statements regarding Safety Shot’s future plans, objectives, and expectations. These statements are subject to inherent risks and uncertainties, and actual results may differ materially from those anticipated. Safety Shot undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Connect with Safety Shot: Website: www.DrinkSafetyShot.com Twitter: @SafetyShotInc Instagram: @SafetyShotInc Facebook: Safety Shot, Inc.

About Safety Shot:

Safety Shot, Inc., has developed a first-of-its-kind beverage that makes you feel better faster from the effects of alcohol by reducing blood alcohol content and increasing mental clarity. Safety Shot leverages scientifically proven ingredients to enhance metabolic pathways responsible for breaking down blood alcohol levels. The formulation includes a tailored selection of all-natural vitamins, minerals, and nootropics, promoting faster alcohol breakdown and aiding in recovery and rehydration. Safety Shot has been available for retail purchase since the first week of December 2023 at www.DrinkSafetyShot.com and www.Amazon.com. In addition, the Company plans to expand business-to-business sales to distributors, retailers, restaurants, and bars in 2024.